Exhibit 5

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

September 16, 2015

NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:
We are acting as counsel to NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the Underwriting Agreement dated September 10, 2015 (the “Underwriting Agreement”) among the Partnership, NextEra Energy Partners GP, Inc. (the “General Partner”), and Wells Fargo Securities, LLC, Barclays Capital Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters listed on Schedule A thereto, relating to the issuance and sale of up to 9,200,000 common units representing limited partner interests of the Partnership (the “Common Units”), and as described in the prospectus supplement dated September 10, 2015 (the “Prospectus Supplement”) and the accompanying prospectus dated August 3, 2015 (together with Prospectus Supplement, collectively, the “Prospectus”) that form part of the Partnership’s automatic shelf registration statement on Form S-3 (333-206033) filed with the Securities and Exchange Commission on August 3, 2015 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Partnership of the Underwriting Agreement, (ii) due execution and delivery on behalf of the Partnership of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Partnership, as the case may be, pursuant to the terms of the Underwriting Agreement, and (iii) receipt by the Partnership of the consideration for the Common Units specified in the resolutions of the Board of Directors of the General Partner, the Common Units will be validly issued and the holders of the Common Units will have no obligation to make any further payments for the purchase of their Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units.
This opinion letter has been prepared for use in connection with the filing by the Partnership of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery date of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Validity of the Common Units” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,

/s/ Hogan Lovells US LLP

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